EXHIBIT 99.1

SUNOCO LOGISTICS PARTNERS L.P.

REPORTS FIRST QUARTER 2004 RESULTS

PHILADELPHIA, April 21, 2004 — Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the first quarter 2004 of $13.6 million, or $0.57 per limited partner unit on a diluted basis, compared with $17.8 million for the first quarter 2003, or $0.77 per limited partner unit on a diluted basis. Net income for the first quarter 2004 decreased due principally to lower lease acquisition margins in comparison to the first quarter 2003, which were at record-high levels for the Partnership. Net income also decreased between periods due to lower pipeline revenues as a result of turnarounds at Sunoco, Inc.’s Tulsa and Toledo refineries and higher operating expenses at the Terminal Facilities caused mainly by non-routine dredging at one of the terminals, partially offset by higher revenues at the Terminal Facilities.

“Our first quarter results reflect more normalized results for our Lease Acquisition business versus the record levels of last year,” said Deborah M. Fretz, President and Chief Executive Officer of Sunoco Logistics Partners L.P. “Additionally, several refining industry events impacted our results. Our asset base will continue to produce ratable cash flows. The focus on the growth of our cash flows continued with the announcement of three acquisitions which we believe will be immediately accretive and are excellent additions to our northeastern U.S. pipeline and terminal operations. Financing for these transactions was provided through an equity offering. As a result of the acquisitions as well as current operations, on March 29 we declared a 3.6 percent increase in our quarterly distribution from $0.55 ($2.20 annualized) to $0.57 ($2.28 annualized) per limited partner unit payable May 14, 2004 to unitholders of record on April 30, 2004, an increase of $0.02 per partnership unit on a quarterly basis ($0.08 annualized increase).”

Sunoco Logistics announced on March 30 that it had acquired the Eagle Point refinery logistics assets from Sunoco, Inc. for $20 million in cash. The Eagle Point logistics assets consist of crude and refined product ship and barge docks; a refined product truck rack; and a 4.5 mile, refined product pipeline from the Eagle Point refinery to the origin of the Harbor pipeline. On January 13, 2004, Sunoco, Inc. purchased the 150,000 bpd Eagle Point refinery, located in Westville, New Jersey from affiliates of El Paso Corporation. In connection with its purchase of the Eagle Point refinery, Sunoco, Inc. agreed to acquire El Paso’s 33.3 percent interest in the Harbor pipeline for $7.3 million. The Harbor pipeline is an 80-mile, 180,000 bpd refined product, common carrier pipeline originating near Woodbury, New Jersey and terminating in Linden, New Jersey. Sunoco Logistics currently owns a 33.3 percent interest in, and operates this pipeline. The purchase by Sunoco, Inc. is subject to a right of first refusal (“ROFR”) in favor of Sunoco Logistics and a third party. Sunoco Logistics has notified El Paso that it intends to exercise its ROFR to acquire all of El Paso’s 33.3 percent interest for $7.3 million. Should the third party also exercise its ROFR, Sunoco Logistics will be entitled to acquire one-half of El Paso’s 33.3 percent interest for $3.65 million. This transaction is expected to close in the second quarter of 2004.

On March 18, Sunoco Logistics also announced that it had signed a definitive agreement with ConocoPhillips Company to purchase two refined product terminals located in Baltimore, Maryland and Manassas, Virginia for $12 million. Closing of this transaction is expected to occur in the second quarter of 2004, subject to closing of Sunoco, Inc.’s purchase of a retail network of service station/convenience stores from ConocoPhillips, our entering into throughput arrangements with ConocoPhillips and customary closing conditions.

On April 7, Sunoco Logistics also closed on the sale of 3.4 million common units for total gross proceeds of approximately $135 million. Use of proceeds was to finance the transactions discussed above and to redeem approximately 2.2 million common units from Sunoco, Inc. As a result, Sunoco, Inc.’s ownership interest decreased from 75.3 percent to 62.6 percent in Sunoco Logistics, including a 2 percent general partner interest.

Segmented First Quarter Results

Eastern Pipeline System

Operating income for the Eastern Pipeline System decreased $1.7 million to $8.0 million for the first quarter 2004 from $9.7 million for the first quarter 2003. This decrease was primarily the result of a $0.8 million decrease in sales and other operating revenue and a $0.5 million increase in operating expenses. Sales and other operating revenue decreased from $23.5 million for the prior year’s quarter to $22.7 million for the first quarter 2004 mainly due to a reduction in volumes as a result of a four-week, planned turnaround at Sunoco, Inc.’s Toledo, Ohio refinery in March 2004, partially offset by higher shipments on the Harbor pipeline as a result of Sunoco, Inc.’s January 2004 purchase of the Eagle Point, New Jersey refinery. Overall, revenues decreased due to lower revenue per barrel mile, partially offset by slightly higher total shipments. Operating expenses increased from $9.4 million for the prior year’s quarter to $10.0 million for the first quarter 2004 due primarily to the timing of scheduled maintenance activity.

Terminal Facilities

The Terminal Facilities business segment experienced a $0.4 million increase in operating income to $7.8 million for the first quarter 2004 from $7.4 million for the prior year’s first quarter. Sales and other operating revenue increased $1.3 million to $23.4 million for the first quarter 2004 primarily due to higher volumes. Operating expenses increased $0.7 million to $9.6 million for the first quarter 2004 compared with the prior year’s quarter due mainly to non-routine dredging activity on the Delaware River at the Fort Mifflin Terminal docks.

Western Pipeline System

Operating income for the Western Pipeline System decreased $2.7 million to $2.6 million for the first quarter 2004 from $5.3 million for the first quarter 2003. The decrease was primarily the result of lower lease acquisition margins and volumes and higher selling, general and administrative expenses, partially offset by lower pipeline maintenance expenses. The Partnership experienced record high lease acquisition margins in the first quarter 2003. The Western Pipeline System’s volumes also reflect a planned, approximately one-week turnaround which occurred in March 2004. Total revenues and cost of products sold and operating expenses increased in the first quarter 2004 compared with the prior year’s quarter due primarily to an increase in the price of crude oil and an increase in lease acquisition bulk volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $35.16 per barrel for the first quarter 2004 from $33.80 per barrel for the first quarter 2003.

Net Financing Activities

Net interest expense increased $0.2 million to $4.8 million for the first quarter 2004 compared with the prior year’s quarter due primarily to a decline in capitalized interest, partially offset by the fourth quarter 2003 repayment of debt. Total debt outstanding at March 31, 2004 was $313.2 million, which consists of $248.7 million of the Senior Notes and $64.5 million of borrowings under the credit facility.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Sales and other operating revenue	$744,907	$716,019
Other income	3,169	3,625

Total Revenues	748,076	719,644

Cost of products sold and operating expenses	710,692	679,027
Depreciation and amortization	6,909	6,529
Selling, general and administrative expenses	12,059	11,647

Total costs and expenses	729,660	697,203

Operating income	18,416	22,441
Net interest expense	4,775	4,598

Net Income	$13,641	$17,843

Calculation of Limited Partners’ interest:
Net Income	$13,641	$17,843
Less: General Partner’s interest	(519)	(357)

Limited Partners’ interest in Net Income	$13,122	$17,486

Net Income per Limited Partner unit:
Basic	$0.58	$0.77

Diluted	$0.57	$0.77

Weighted average Limited Partners’ units outstanding:
Basic	22,771,793	22,771,793

Diluted	22,975,315	22,856,902

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended March 31,
	2004	2003
Eastern Pipeline System:
Sales and other operating revenue	$22,724	$23,506
Other income	2,480	2,661

Total Revenues	25,204	26,167

Operating expenses	9,964	9,441
Depreciation and amortization	2,700	2,468
Selling, general and administrative expenses	4,569	4,565

Operating Income	$7,971	$9,693

Terminal Facilities:
Total Revenues	$23,370	$22,101

Operating expenses	9,606	8,905
Depreciation and amortization	2,823	2,737
Selling, general and administrative expenses	3,129	3,059

Operating Income	$7,812	$7,400

Western Pipeline System:
Sales and other operating revenue	$698,813	$670,419
Other income	689	957

Total Revenues	699,502	671,376

Cost of products sold and operating expenses	691,122	660,681
Depreciation and amortization	1,386	1,324
Selling, general and administrative expenses	4,361	4,023

Operating Income	$2,633	$5,348

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended March 31,
	2004	2003
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	54,870,422	54,696,530
Revenue per barrel mile (cents)	0.455	0.478

Terminal Facilities:
Terminal throughput (bpd):
Nederland terminal	490,308	392,622
Other terminals (3)	772,308	765,389

Western Pipeline System: (1)
Crude oil pipeline throughput (bpd)	298,516	310,620
Crude oil purchases at wellhead (bpd)	188,684	199,693
Gross margin per barrel of pipeline throughput (cents) (4)	23.2	30.1

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.
(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(3)	Consists of the Partnership’s refined product terminals, the Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point logistics assets.
(4)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

An investor call with management regarding our first-quarter results is scheduled for Thursday morning, April 22 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and requesting “Sunoco Logistics Partners Earnings Call,” password “Sunoco Logistics”, leader “Colin Oerton”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID # 6683686.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 7.8 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information, visit Sunoco Logistics’ web site at www.sunocologistics.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be consummated; whether or not such transactions will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. With respect to the Harbor pipeline and the ConocoPhillips terminals, management cannot give absolute assurance that these acquisitions will be successfully consummated. These and other applicable risks and uncertainties have been described more fully in the Partnership’s 2003 Form 10-K filed with the Securities and Exchange Commission on March 4, 2004. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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